Exhibit (a)(5)

LETTER OF WITHDRAWAL OF OPTIONS PREVIOUSLY TENDERED

PURSUANT TO THE OFFER TO EXCHANGE DATED JUNE 23, 2003, AS AMENDED ON JULY 3, 2003

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT

5:00 P.M., PACIFIC TIME, ON JULY 25, 2003,
UNLESS THE OFFER IS EXTENDED.

To:	Stock Administrator
Stratex Networks, Inc.
120 Rose Orchard Way
San Jose, California 95134
Telephone: (408) 943-0777
Facsimile: (408) 944-1701

DELIVERY OF THIS LETTER OF WITHDRAWAL TO AN ADDRESS

OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION VIA FACSIMILE
TO A NUMBER OTHER THAN AS SET FORTH ABOVE
WILL NOT CONSTITUTE A VALID DELIVERY.

     Pursuant to the terms and subject to the conditions of the Offer to Exchange dated June 23, 2003, as amended on July 3, 2003 (the “Offer to Exchange”) and this Letter of Withdrawal, I hereby withdraw my previous tender for cancellation of the options to purchase shares of Stratex Networks, Inc. common stock, par value $0.001 per share (“Option Shares”) within the following one or more Tiers (to validly withdraw the previous tender of Option Shares for cancellation you must complete the following table):

Please Initial the
Highest Tier from
	Exercise Price of	Description of	Which You Wish to
Tier	Current Options	Withdrawal	Withdraw (1)

1	$6.01 — $8.00	By initialing the box corresponding to Tier 1, I am withdrawing from Tier 1 and I understand that only my previously tendered options in Tier 1 will be withdrawn.
2	$8.01 — $15.00	By initialing the box corresponding to Tier 2, I

am withdrawing from Tier 2 and I understand that my previously tendered options in Tier 1 (if any) and Tier 2 will be withdrawn.
3	$15.01 or Higher	By initialing the box corresponding to Tier 3, I am withdrawing from Tier 3 and I understand that all my previously tendered options in Tier 1 (if any), Tier 2 (if any) and Tier 3 will be withdrawn.

     (1)       IMPORTANT: Please select and initial the highest Tier from which you wish to withdraw. You may select only one Tier from the above table. Once you have selected the highest Tier from which you wish to withdraw, you will automatically be deemed to have withdrawn all previously tendered options (a) from the Tier you selected and (b) from all Tiers below the Tier you selected. If you withdraw all of your previously tendered options from all of the Tiers, you will automatically be deemed to have withdrawn any previously tendered Option Shares that were granted after to December 20, 2002.

To Stratex Networks, Inc.:

     Upon the terms and subject to the conditions set forth in the Offer to Exchange, my receipt of which I hereby acknowledge, and in this Letter of Withdrawal, I, the undersigned, hereby withdraw my previous tender to Stratex Networks, Inc., a Delaware corporation (the “Company”), of the Option Shares within one or more Tiers as specified in the table on page 1 of this Letter of Withdrawal (the “Withdrawn Options”). I understand that by withdrawing my previous tender of such Option Shares, the tender with respect to such Option Shares will no longer be effective and if I later choose to have the Withdrawn Options tendered in the Offer to Exchange I must re-tender those Withdrawn Options in accordance with the terms of the Offer to Exchange prior to the Expiration Date. The term “Expiration Date” means 5:00 P.M., Pacific time, on July 25, 2003, unless and until the Company, in its discretion, has extended the period of time during which the Offer to Exchange will remain open, in which event the term “Expiration Date” refers to the latest time and date at which the Offer to Exchange, as so extended, expires.

     I acknowledge that the Company has advised me to consult with my own advisors as to the consequences of participating or not participating in the Offer to Exchange and withdrawing my tendered Option Shares. All authority herein conferred or agreed to be conferred shall not be affected by, and shall survive, my death or incapacity, and all of my obligations hereunder shall be binding upon my heirs, personal representatives, successors and assigns. Except as stated in the Offer to Exchange, this withdrawal is irrevocable.

     The name of the registered holder of the Withdrawn Options hereby appears below exactly as it appears on the option agreement or agreements representing such Withdrawn Options. By selecting the highest Tier from which I wish to withdraw on page 1 of this Letter of Withdrawal, I will automatically be deemed to have withdrawn all previously tendered options (a) from the Tier that I selected and (b) from all Tiers below the Tier that I selected.

     I understand that I may not withdraw any previously tendered Option Shares that were granted after to December 20, 2002 unless I withdraw all of my previously tendered options from all of the Tiers.

     I understand that this Letter of Withdrawal must be received by the Company prior to the Expiration Date in order to be effective.

     All capitalized terms used in this Letter of Withdrawal but not defined shall have the meaning ascribed to them in the Offer to Exchange.

     I acknowledge that I have read all of the terms and conditions of the Offer to Exchange.

HOLDER PLEASE SIGN HERE

     You must complete and sign the following exactly as your name appears on the option agreement or agreements evidencing the Option Shares you previously tendered in the Letter of Transmittal. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, please set forth the signer’s full title and include with this Letter of Withdrawal proper evidence of the authority of such person to act in such capacity.

SIGNATURE OF OWNER

X

(Signature of Holder or Authorized Signatory)

Date:                  ,            , 2003

Name:

                                     (Please Print)

Address:

                            (Please include ZIP code)

Telephone No. (with area code):

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